Exhibit 11.7

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A of our reports dated December 1, 2020, relating to the financial statements of Blum-Desert Inn (a division of MediFarm LLC) appearing in the Offering Circular, which is a part of such Offering Statement, and to the reference to us under the heading “Experts” in such Offering Circular.

www.kkmehtacpa.com

Garden City, New York

December 3, 2020